Exhibit 99.1

MARKETAXESS ANALYST DAY WEBCAST

NEW YORK, March 26, 2012 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, will host an analyst presentation on Thursday, March 29, 2012 at 2:00 pm Eastern time. Richard M. McVey, chairman and chief executive officer, will host the event along with presentations from other members of the management team.

A live audio Webcast of the event will be available on the Investor Relations section of the Company’s website at http://www.marketaxess.com. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Over 850 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 87 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

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Investor Relations Contact:

Tony DeLise

MarketAxess Holdings Inc.

+1-212-813-6017

Media Relations Contacts:

Florencia Panizza

MarketAxess Holdings Inc.

+1-212-813-6029